Exhibit 10.4

PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

This Purchase and Sale Agreement and Joint Escrow Instructions (the “Agreement”) is made and entered into this 7th day of October, 2013, by and between Edwin C. and Karen J. Breneman, husband and wife and Shawn R. and April L. Breneman, husband and wife (collectively hereinafter referred to as “Seller”), and Gladstone Land Corporation and/or Nominee (hereinafter referred to as “Buyer”).

RECITALS:

WHEREAS, Seller owns certain real property located in Cochise County, Arizona; and

WHEREAS, Seller desires to sell and Buyer desires to purchase such real property according to the terms and conditions specified herein; and

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the parties hereby agree as follows:

1. Agreement to Sell and to Purchase. Seller hereby agrees to sell, and Buyer hereby agrees to purchase that certain real property commonly known as the Breneman Farm consisting of approximately 1,760 gross acres and further described on Exhibit “A” attached hereto, together with all improvements and fixtures located on such real property (including without limitation all irrigation or related equipment of any kind) and all privileges, rights-of-way, easements, licenses, water rights, and other rights and benefits appurtenant to or used in connection with the beneficial use and enjoyment of such property (collectively, the “Property”). All such irrigation equipment shall be in good operating condition as of the date of Closing, defined below.

2. Escrow. The parties shall establish an escrow with Kimberly Lockhart of Pioneer Title Security Agency, as Escrow Agent, at its office located at 220 S. Curtis Ave., Willcox, AZ 85643. Upon delivery to the Escrow Agent of a fully executed copy of this Agreement, Escrow Agent is instructed to open an escrow and to deliver copies of the fully executed Agreement to Seller and Buyer. This Agreement, and the exhibits attached hereto, shall constitute escrow instructions to Escrow Agent in connection with this transaction. Should the Escrow Agent require, in addition to this Agreement, the execution of its standard form printed Escrow Instructions, the Escrow Agent shall prepare such Escrow Instructions in accordance with the directions contained herein and in a form mutually acceptable to the parties and the parties hereto shall execute such Escrow Instructions on receipt from the Escrow Agent. The Escrow Instructions shall not supersede, modify or amend any of the terms of this Agreement, and in the event of any conflict or ambiguity between any of the terms of this Agreement and those of the Escrow Instructions, this Agreement shall govern and control.

3. Opening and Closing Dates. “Opening of Escrow” shall occur when Escrow Agent accepts this Agreement in the space provided at the end of this Agreement. The closing of this transaction (the “Closing” or the “Close of Escrow”) shall take place at the office of the Escrow Agent on December 17, 2013.

4. Purchase Price and Terms. The purchase price for the Property shall be Six Million Seven Hundred Thousand and 00/100 Dollars ($6,700,000.00) and shall be payable as follows:

(A) Two Hundred Thousand and No/100 Dollars ($200,000.00) earnest money shall be paid to Escrow Agent within two (2) business days after Opening of Escrow (“Earnest Money Deposits”). Upon expiration of the Feasibility Period, as hereinafter defined, such earnest money shall become non-refundable to Buyer except as otherwise expressly provided in this Agreement;

(B) Six Million Five Hundred Thousand and No/100 Dollars ($6,500,000.00) in currently available funds to be deposited with Escrow Agent on or before the Close of Escrow as the balance of Purchase Price.

5. Contingencies. It is understood and agreed by the parties hereto that the obligations of Buyer hereunder are expressly contingent upon the satisfaction, at or prior to the Closing (or such earlier date as is set forth below) of the following conditions precedent (any of which may be waived by Buyer, in its discretion):

(A) Buyer shall have thirty (30) days from its receipt of a current preliminary title report on the Property, together with full, complete and legible copies of all Schedule B exceptions of record shown therein (the “Title Report”), and ten (10) days from Buyer’s receipt of any amended Title Report and copies of any additional title exceptions referenced therein, to object in writing to any matters appearing in the Title Report (the “Title Objection Notice”). If Buyer does submit a Title Objection Notice, Seller shall have ten (10) days to remove any matters objected to by Buyer. Upon receipt of the Title Objection Notice, Seller shall use its best efforts to remove such matters, to the satisfaction of Buyer (and Seller shall cause any monetary liens on the Property to be released at or before the Close of Escrow). If Seller is unable or elects not to remove such matters by the end of the ten (10) day “cure period” (or in the case of release of monetary liens, by Closing), then Buyer may, upon the expiration of the applicable “cure period,” elect to waive the matters objected to, or provide written notice to Seller and Escrow Agent of its election to terminate this Escrow and Agreement (the “Title Termination Notice”), in which latter case this Escrow and Agreement shall terminate and neither party shall have any further obligations or liabilities to the other and all Earnest Money Deposits shall be immediately returned to Buyer; provided that, notwithstanding the foregoing, Seller shall be obligated to cause any monetary liens on the Property to be released at or before Closing. In the absence of the Title Termination Notice given in the manner and within the time described above, the conditions in this Paragraph 5(A) shall conclusively be deemed waived by Buyer;

(B) Buyer shall be entitled to make and obtain general and economic feasibility studies of the Property as Buyer deems appropriate and necessary including but not limited to soil test, water test, surveys, Phase I environmental audit, drainage test, review of water rights, review of existing farm lease, if any, soil planning studies, engineering and feasibility studies on the Property, and the results of same, shall be subject to Buyer’s approval, in Buyer’s sole discretion, which approval shall be deemed granted unless Buyer gives written notice to Seller and Escrow Agent of its disapproval (the “Feasibility Disapproval Notice”) within forty-five (45) days following the Opening of Escrow (the “Feasibility Period”). Buyer may extend the Feasibility Period by fifteen (15) days, from 45 days to 60 days following the Opening of Escrow, by delivering written notice to Seller and Escrow Agent prior to the expiration of the initial 45 day Feasibility Period. Should Buyer provide the Feasibility Disapproval Notice, all Earnest Money Deposits shall be returned to Buyer, except for $10.00 to be retained by Seller as binding consideration for this Agreement, and all documents shall thereupon be returned to the parties depositing same, and Buyer and Seller shall thereupon be relieved and released from any and all further liability or obligation hereunder. In the absence of the Feasibility Disapproval Notice given in the manner and within the time described above, the conditions in this Paragraph 5(B) shall conclusively be deemed waived by Buyer.

(C) Buyer shall have verified, to its reasonable satisfaction, that the Property includes at least 1.760 gross acres; and

(D) Seller shall have fully performed all of its obligations under this Agreement, and all of Seller’s representation and warranties in this Agreement shall be true and correct in all material respects.

If any of Buyer’s conditions to Closing have not been satisfied as set forth above (or waived in writing by Buyer, in its discretion), then Buyer may terminate this Agreement by written notice to Seller and Escrow Agent and receive a full refund of all Earnest Money Deposits.

6. Title Insurance. Escrow Agent is hereby instructed to deliver to Buyer and Seller, as soon as possible following the Opening of Escrow, at Seller’s expense, a title commitment for a standard title insurance policy (the “Title Report”) on the Property issued by Stewart Title Insurance Company or other title insurer reasonably acceptable to Purchaser, together with full, complete and legible copies of all Schedule B exceptions of record referred to therein. At the Close of Escrow, Seller shall furnish to Buyer, at Seller’s expense, a Standard Owner’s Title Policy in the amount of the total purchase price, effective as of the Close of Escrow, insuring that fee title to the Property is vested in Buyer, subject only to the printed exceptions normally contained in such policies and such other matters as may have been approved by Buyer. If Buyer desires the issuance of extended coverage and/or any endorsements, Buyer shall pay the difference between the cost of a standard and an extended policy, and the cost for any endorsements Buyer desires.

7. Due Diligence Materials. Within ten (10) days from Opening of Escrow Seller shall deliver to Buyer the original or legible copies of each of the following documents to the extent such documents are in Seller’s possession:

(A) a current preliminary title report on the Property together with full, complete and legible copies of all instruments of record referred to therein;

(B) if any, all lease agreements, for the Property;

(C) all documents in Seller’s possession concerning the nature, quality, quantity, scope or ownership of wells or water rights on or appurtenant to the Property, including copies of all well registrations and claims and records filed with the Arizona Department of Water Resources;

(D) if any, all documents from the Farm Service Agency evidencing crop bases, historical crop production, cultivation history and acres of cropland; and

(E) all existing surveys, farm plats, soil reports, production records, engineering studies, environmental audits or reports, and other similar available information pertaining to the Property.

8. Seller’s Representations and Warranties. Seller, to Seller’s knowledge, represents and warrants to Buyer as follows, with the understanding that Buyer shall rely upon said representations and warranties:

(A) Seller is owner of the Property, free and clear of all easements, liens, restrictions and encumbrances other than those specifically set forth herein or in the Title Report that are approved or waived by Buyer (“Permitted Title Exceptions”);

(B) The undersigned individuals signing on behalf of Seller individually represent and warrant that he or she collectively has full authority and power to execute this Agreement and to effectuate the sales transaction contemplated herein;

(C) Except as expressly set forth in this Agreement, the Property is being sold in “as is” condition as of the date of Closing. Except as specifically set forth in this Agreement, no representations or warranties of any kind, express or implied have been made or are made and no responsibility has or is assumed, by Seller or by any person, firm or agent acting or purporting to act on behalf of Seller as to the condition or repair of the Property, or the value, expense of operation or income potential thereof;

(E) To Seller’s knowledge, Seller is not aware of any hazardous material on the Property or the migration of hazardous material from or to other property. There are no (and to Seller’s knowledge have never been any) underground or above ground storage tanks at the Property. Seller is not aware of any proceedings or inquiry by any government authority with respect to the presence of hazardous material from or to other property;

(F) All real estate taxes, assessments, water and sewer charges and other municipal charges, to the extent due and owing, shall have been paid in full, as of the Close of Escrow;

(E) There are no contracts or agreements, written or oral, affecting ownership or operation of the Property, other than those disclosed in this Agreement;

(F) There is no litigation or claim pending against or involving the Property and, to Seller’s knowledge, there are no facts or circumstances, which could give rise to such claim or litigation; and

(G) Seller is not a “foreign person” as that term is defined in Section 1445 of the United States Internal Revenue Code of 1986, as amended.

9. Soil Test, Water Test and Engineering Studies. During this escrow, the Buyer or its agents shall have the right to enter upon the Property and examine same, and at its sole expense, conduct, soil tests, drainage tests, Phase I Environmental Study, engineering work and other matters relative to the development of the Property, but shall repair any damage caused by Buyer so as to restore the Property to substantially its original condition in the event Escrow does not close for any reason. Buyer shall indemnify and hold harmless Seller and the Property from and against all claims, liabilities, costs and expenses which may be asserted against Seller or the Property or incurred by Seller as a result of any entry or activities on the Property by Buyer or its agents except for diminution in value of the Property as a result of any condition discovered by Buyer.

10. Possession. Seller shall transfer to Buyer full and outright possession of the Property after harvesting of corn stocks. Seller must complete such harvesting of corn stocks on or before             , 2013, time being of the essence. Seller’s access to the Property after Closing and until the completion of such harvest shall be subject to such reasonable rules, restrictions, and regulations as may be provided to Seller by Buyer in writing. At Buyer’s request, at Closing Seller shall provide to Buyer a written indemnity agreement from Seller that is reasonably acceptable to Buyer and that provides, among other things, for Seller to (x) indemnify, defend and hold harmless Buyer from and against any loss, liability, claim, damages or expenses (including without limitation reasonable attorney’s fees) arising out of Seller’s (or its employees’, agents’ or independent contractors’) entering on the Property or exercising Seller’s rights to complete such harvest after Closing, and (y) maintain liability insurance reasonably acceptable to Buyer, and naming Buyer as an additional insured, with respect to all such activities by Seller, its employees, agents or independent contractors.

11. Closing Matters.

A) On or before the Close of Escrow, Seller shall execute and deliver to Escrow Agent the following: (i) a Special Warranty Deed conveying fee simple title to the Property to Buyer, subject to Permitted Title Exceptions; (ii) an Affidavit of Real Property Value in connection with the conveyance of the real property; (iii) any documents that may be required to transfer and convey to Buyer the Property, including without limitation any water rights or other rights appurtenant to the Property, or to obtain Buyer’s title policy; and (iv) an approved settlement statement;

B) On or before the Close of Escrow, Buyer shall deliver to Escrow Agent the following: (i) certified funds or wire transfer of the funds required by Buyer to close this transaction as shown on the approved settlement statement; and (ii) the Affidavit of Real Property Value;

C) Escrow Agent is hereby instructed to furnish and deliver to Buyer, at the Close of Escrow, at Seller’s expense, a standard owner’s title insurance policy (or binding commitment to issue same) in the amount of the purchase price insuring Buyer that Buyer has acquired good and marketable fee simple title to the Property subject only to (i) the permitted title exceptions, and (ii) the printed exceptions and conditions customarily set forth in Escrow Agent’s standard form owner’s policy of title insurance; and

D) All real property taxes and assessments, utilities costs, and rents, if any, for the Property for the period in which Closing occurs shall be prorated as of the date of Close of Escrow based on the latest information available to the Escrow Agent. Reasonable escrow fees shall be borne one-half by each party; each party shall pay its own attorneys fees; Seller shall pay any transfer taxes or documentary stamps or comparable taxes or charges; and, unless provided elsewhere in this Agreement to the contrary, all other closing costs shall be charged and allocated to the parties in the manner customary for commercial real estate transactions in Cochise County, Arizona.

12. Broker’s Commission. In the event the transaction contemplated hereunder is consummated, Seller agrees to pay a real estate commission at Close of Escrow in the amount of five percent (5%) of the sales price for the Property to be split equally between Harguess Real Estate Co., as Seller’s broker and Three Rivers Ag Investments, as Buyer’s broker (collectively “Broker”). Buyer shall have no liability for (and Seller indemnifies Buyer against any claim for) any commission to Broker.

13. Remedies. In the event the escrow is unable to close because of the failure of Buyer to perform or to satisfy the conditions hereunder, Seller shall be entitled to receive all of the earnest money as liquidated damages, and as Seller’s sole and exclusive remedy, Seller’s actual damages being difficult if not impossible to determine, and this Agreement and escrow shall become null and void and of no further force and effect. In the event the escrow is unable to close because of the failure of the Sellers to perform or to satisfy the conditions hereunder, Buyer shall be entitled to such remedies as it may have at law or in equity including specific performance. If legal action is brought by either party to enforce any of the terms of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its attorneys’ fees and costs incurred in the litigation.

14. Complete Agreement. No verbal statements or conversations between the parties hereto or their representatives whether the same shall have been implied or direct, occurring either before or after the execution of this Agreement, shall be construed to have any bearing or effect upon this Agreement or any portion thereof, it being understood that this written Agreement evidences the complete agreement between the parties hereto. Specifically, the parties agree that this Agreement shall supersede all prior contracts, agreements and arrangements between the parties concerning the subject property. This Agreement may not be changed, modified or rescinded except in writing, signed by all parties hereto, and any attempt at oral modifications of this Agreement shall be void and of no effect.

15. Nominee. Buyer shall have the right to assign this Agreement to, and nominate, another person or entity as Buyer herein, provided the assignment and nomination is in writing, executed by Buyer and Nominee and deposited with Escrow Agent in which it accepts the terms hereof and agrees to be bound hereby. Such nomination shall serve to eliminate and release all further liabilities and obligations of the original Buyer hereunder.

16. Notices. All notices, requests and other communications hereunder shall be deemed to have been given, upon personal delivery, via e-mail, if an e-mail address is provided below, via facsimile, if a facsimile number is provided below, or when deposited in the United States mail in a sealed envelope, postage prepaid, registered or certified mail, return receipt requested and addressed as follows:

If to Seller:	Edwin C. Breneman or Shawn Breneman
5665 E. Shelton Road
Willcox, AZ 85643
Telephone:
Facsimile:
E-mail:

With a copy to:	Gary Harguess
Harguess Real Estate Co.
1406 West Cholla Lane
Willcox, AZ 854643
Telephone:
Facsimile:
E-mail:

If to Buyer:	Gladstone Land Corporation
1521 Westbranch Drive, Suite 200
McLean, VA 22102
Telephone:
Facsimile:
E-mail:
Attention:

With a copy to:	Richard Spore
Bass, Berry & Sims PLC
100 Peabody Place, Suite 900
Memphis, TN 38103
Telephone:
Facsimile:
E-mail:

With a copy to:	Jack Doughty
Three Rivers Ag Investments
4960 S. Gilbert Road, No. 1-606
Chandler, AZ 85249
Telephone:
Facsimile:
E-mail:

If to Escrow Agent:	Kimberly Lockhart
Pioneer Title Agency
220 W. Curtis Avenue
Willcox AZ 85643
Telephone:
Facsimile:
E-mail:

17. Tax Free Exchange. Seller or Buyer, or both of them, may close this transaction as part of a like-kind exchange of properties under the Section 1031 of the Internal Revenue Code of 1986, as amended, and applicable rules and regulations. The exchanging party shall bear all costs of the exchange. The other party shall cooperate with the exchanging party and do all things reasonably required and requested by the exchanging party (provided that such actions do not increase the other party’s obligations or liabilities under this Agreement or require a party to take title to other property) to effect and facilitate such an exchange. The exchanging party shall and does hereby indemnify, defend and hold the other party harmless for and from all liabilities arising as a result of the exchange that would not have arisen had the exchanging party not closed this transaction as part of a like-kind exchange.

18. Miscellaneous Provisions.

(A) If any provisions of this Agreement are declared void or unenforceable, any such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

(B) The waiver by either party hereto of any right granted to it hereunder shall not be deemed to be a waiver of any other right granted herein, nor shall the same be deemed to be a waiver of a subsequent right obtained by reason of the continuation of any mater previously waived.

(C) This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

(D) This Agreement may be executed in counterparts, by original signature, e-mail or facsimile signature or combinations thereof. Each and every counterpart so executed shall constitute one and the same original document.

19. Time of the Essence. Buyer and Seller expressly and specifically agree time is of the essence of this Agreement and all provisions, obligations and conditions thereof. All time periods set forth herein in terms of “days” refer to calendar days. Whenever notice must be given, documents delivered or an act done under this Agreement on a day that is not a Business Day, the notice may be given, document delivered or act done on the next following day that is a Business Day. As used in this Agreement, “Business Day” shall mean a day other than a Saturday, Sunday or a day observed as a legal holiday by the United States government, the State of Arizona, the County of Cochise, Arizona, or Escrow Agent.

20. Offer and Acceptance. This Agreement will be executed by Buyer and delivered to Seller and will then constitute a written offer to purchase the Property. Unless such offer is duly accepted by Seller and delivered to Buyer prior to 5:00 P.M. Mountain Standard Time, on             , 2013, this offer shall expire according to these terms. If the Agreement is executed by Seller and delivered to Buyer, prior to such time and date, it shall constitute an enforceable and binding Agreement to Purchase and Sell Real Property.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above stated.

SELLER:	BUYER:

GLADSTONE LAND CORPORATION,
a Maryland corporation
Edwin C. Breneman
By:

Its:
Karen J. Breneman

Shawn R. Breneman

April L. Breneman

ESCROW AGENT ACCEPTANCE:
PIONEER TITLE AGENCY

By:
Kimberly Lockhart
Its:

Date:

Exhibit “A”

To Purchase and Sale Agreement

LEGAL DESCRIPTION

Breneman Farm

Exact full legal description shall be provided through escrow. [NEED A PROPERTY DESCRIPTION FOR THIS AGREEMENT]